Exhibit 99.1
NEWS RELEASE

Media contact: Investor contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780 Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

Dateline: For release:	Fergus Falls, Minnesota November 1, 2007	Financial Media
Otter Tail Corporation Announces Third Quarter Earnings and Maintains 2007 Earnings Guidance; Board of Directors Declares Dividend
Otter Tail Corporation (NASDAQ: OTTR) announced financial results for the quarter ended September 30, 2007 with the following highlights:
•	Record third quarter revenues of $302.2 million.

•	Consolidated net income of $13.3 million for the third quarter of 2007 compared with $13.5 million for the third quarter of 2006.

•	Diluted earnings per share of $0.44 for the third quarter of 2007 compared with $0.45 for the third quarter of 2006.
Announcements:
•	On November 1, 2007 the Board of Directors declared a quarterly common stock dividend of 29.25 cents per share, payable December 10. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable December 1. Dividends are payable to shareholders of record as of November 15.

•	The corporation reaffirms its 2007 diluted earnings per share guidance from continuing operations to be in the range of $1.60 to $1.80.
“Our third quarter financial results were in line with our expectations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Electric segment earnings were consistent with the same quarter a year ago, and increased profits from our manufacturing and food ingredient processing segments offset the anticipated reduction in earnings from our plastics segment. DMI Industries, our manufacturer of wind towers, produced excellent growth for the quarter. We reaffirm our 2007 earnings per share guidance to be within the range of $1.60 to $1.80.”

For the nine months ended September 30, 2007 net income from continuing operations was $39.8 million compared with $39.5 million for the nine months ended September 30, 2006. Diluted earnings per share from continuing operations were $1.31 for both the nine months ended September 30, 2007 and September 30, 2006.
Segment Performance Summary
Electric
Electric revenues increased 1.3% to $72.1 million in the third quarter of 2007 compared with $71.2 million in the third quarter of 2006 due to increases of $0.6 million in other electric revenues, $0.2 million in retail electric revenues and $0.1 million in net revenues from wholesale sales and energy trading activities, including mark-to-market losses on forward energy contracts. Electric segment third quarter 2007 net income of $6.5 million was unchanged from third quarter 2006 net income.
The main contributor to the increase in other electric revenues was an increase in revenue from electric construction work performed for other companies. The increase in retail revenues reflects $0.5 million related to a 4.1% increase in retail kilowatt-hour (kwh) sales, offset by a $0.3 million decrease in Fuel Clause Adjustment (FCA) revenues related to a 6.6% decrease in fuel and purchased power costs per kwh generated and purchased for system use. The increase in retail kwh sales reflects increased consumption by commercial and pipeline customers. Electric operating expenses, including fuel and purchased power, increased $0.3 million between the quarters mainly as a result of increases of $0.8 million in material costs related to construction work performed for others and $0.4 million in property taxes and depreciation expense related to an increase in plant in service between the quarters, offset by a $0.9 million reduction in fuel and purchased power expenses.
Plastics
The plastics segment’s revenues and net income were $37.0 million and $1.4 million, respectively, in the quarter ended September 30, 2007 compared with $45.9 million and $4.6 million in the quarter ended September 30, 2006. The decrease in revenues and net income is mainly the result of a 19% decline in sales prices between the quarters. The decrease in pipe prices reflects a continuing but anticipated softening of the pipe market.
Manufacturing
The manufacturing segment’s revenues and net income were $95.3 million and $3.5 million, respectively, in the quarter ended September 30, 2007 compared with $76.7 million and $2.5 million in the quarter ended September 30, 2006. DMI Industries, Inc. recorded increases of $15.0 million in revenue and $0.7 million in net income between the quarters as a result of increased production levels and productivity gains. DMI’s third quarter 2007 operating expenses include $0.3 million in pre-production start-up costs for its new plant in Tulsa,

Oklahoma. At ShoreMaster, Inc., revenues increased $2.6 million and net losses decreased $0.2 million between the quarters as a result of strong commercial sales. The Aviva Sports product line, acquired by ShoreMaster in February 2007, contributed $0.5 million to the increase in revenues. At BTD Manufacturing, Inc., revenues increased $0.6 million while net income decreased $0.1 million between the quarters. The increase in revenues is primarily related to the acquisition of Pro Engineering in May 2007. Increases in payroll costs and depreciation expenses at BTD more than offset a $0.3 million increase in gross margins on sales, resulting in the reduction in net income between the quarters. At T.O. Plastics, Inc., revenues increased $0.5 million and net income increased $0.3 million as a result of increased sales volume between the quarters.
Health Services
The health services segment’s revenues and net income were $31.4 million and $0.1 million, respectively, in the quarter ended September 30, 2007 compared with $35.4 million and $0.3 million in the quarter ended September 30, 2006. Revenues from scanning and other related services decreased $2.2 million as a result of fewer interim installations and a 2.8% decrease in scan revenues. Revenues from equipment sales and servicing decreased $1.9 million between the quarters. Cost of goods sold decreased $3.9 million between the quarters. The decrease in equipment sales revenues and cost of goods sold reflect a change in mix between the quarters to more commission-based compensation for sales to customers from traditional dealership distribution of products. A $0.2 million increase in operating and depreciation expenses contributed to the decrease in health services net income between the quarters.
Food Ingredient Processing
The food ingredient processing segment recorded revenues of $15.7 million and net income of $1.0 million in the quarter ended September 30, 2007 compared with revenues of $11.5 million and a net loss of $1.1 million in the quarter ended September 30, 2006. The increase in revenue was the result of an increase in pounds of product sold combined with an increase in the price per pound of product sold. The increase in revenue combined with a decrease in the cost per pound of product sold due to lower potato and natural gas prices were the main factors contributing to the increase in net income between the quarters.
Other Business Operations Other business operations had revenues of $52.0 million and net income of $0.9 million in the quarter ended September 30, 2007 compared with revenues of $40.7 million and net income of $0.7 million in the quarter ended September 30, 2006. Revenues and net income from the corporation’s construction companies increased $11.4 million and $0.4 million, respectively, between the quarters as a result of an increase in construction activity between the quarters. Net income at the corporation’s flatbed trucking company decreased $0.2 million between the quarters.

2007 Expectations
Otter Tail Corporation anticipates 2007 diluted earnings per share from continuing operations to be in a range from $1.60 to $1.80. Contributing to the earnings guidance for 2007 are the following items:
•	The corporation expects electric segment earnings in the range of $19.0 million to $24.0 million in 2007, which is consistent with 2007 prior guidance. A major maintenance shutdown of Big Stone Plant planned for the third quarter of 2007 was rescheduled for the fourth quarter of 2007, resulting in a shift in anticipated expenditures and plant availability between the quarters.

•	The corporation expects the plastics segment’s earnings performance to be in the range of $6.0 million to $8.5 million, which is consistent with 2007 prior guidance.

•	Continued enhancements in productivity and capacity utilization and strong backlogs are expected to result in increased net income in the manufacturing segment in 2007.

•	The corporation expects flat to slightly declining earnings in the health services segment in 2007 primarily due to lower sales at the diagnostic imaging services company. This is a change from prior guidance of moderate net income growth from this segment in 2007.

•	The corporation expects its food ingredient processing business to generate net income in the range of $3.0 million to $4.5 million in 2007, a change from prior guidance of $2.5 million to $4.5 million.

•	The other business operations segment is expected to have lower earnings in 2007 compared with 2006 due to an expected return to more normal corporate cost levels. The construction companies are expected to have a strong 2007 given performance in the first nine months of 2007 and current backlogs.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2007 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Future operating results of the electric segment will be impacted by the outcome of a rate case filed in Minnesota on October 1, 2007, requesting an overall increase in Minnesota rates of 6.66%. The filing includes a request for an interim rate increase of 5.41% beginning November 30, 2007. If approved by the Minnesota Public Utilities Commission (MPUC), interim rates will remain in effect for all Minnesota customers until the MPUC makes a final determination on the electric utility’s request, which is expected by

August 1, 2008. If final rates are lower than interim rates, the electric utility will refund Minnesota customers the difference with interest.
•	Certain costs currently included in the Fuel Clause Adjustment (FCA) in retail rates may be excluded from recovery through the FCA but may be subject to recovery through rates established in a general rate case. Further, all, or portions of, gross margins on asset-based wholesale electric sales may become subject to refund through the FCA as a result of a general rate case.
•	Weather conditions or changes in weather patterns can adversely affect the corporation’s operations and revenues.
•	Electric wholesale margins could be further reduced as the Midwest Independent Transmission System Operator market becomes more efficient.
•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.
•	The corporation’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.
•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.
•	The corporation’s electric segment has capitalized $8.1 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of September 30, 2007. Should approvals of permits not be received on a timely basis, the project could be at risk. If the project is abandoned for permitting or other reasons, these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable.
•	The corporation’s manufacturer of wind towers operates in a market that has been dependent on the Federal Production Tax Credit. This tax credit is currently in place through December 31, 2008. Should this tax credit not be renewed, the revenues and earnings of this business could be reduced.
•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.
•	Existing or new laws or regulations addressing climate change or reductions of greenhouse gas emissions by federal or state authorities, such as mandated levels of renewable generation or mandatory reductions in carbon dioxide (CO2) emission levels or taxes on CO2 emissions, that result in increases in electric service costs could negatively impact the corporation’s net income, financial position and operating cash flows if such costs cannot be recovered through rates granted by ratemaking authorities in the states where the electric utility provides service or through increased market prices for electricity.

•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.
•	The corporation’s plan to grow its nonelectric businesses could be limited by state law.
•	Competition is a factor in all of the corporation’s businesses.
•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.
•	Volatile financial markets and changes in the corporation’s debt rating could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.
•	The price and availability of raw materials could affect the revenue and earnings of the corporation’s manufacturing segment.
•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.
•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.
•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.
•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.
•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three and nine months ended September 30, 2007 and 2006 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three and nine months ended September 30, 2007 and 2006
In thousands, except share and per share amounts
(not audited)

	Quarter Ended September 30,		Year-to-date September 30,
	2007	2006	2007	2006
Operating revenues by segment:
Electric	$72,110	$71,206	$232,662	$227,308
Plastics	36,975	45,941	114,319	136,731
Manufacturing	95,330	76,667	286,341	226,555
Health services	31,360	35,432	96,775	100,341
Food ingredient processing	15,714	11,474	53,612	30,635
Other business operations	51,956	40,739	129,012	99,397
Intersegment eliminations	(1,210)	(917)	(3,521)	(2,714)

Total operating revenues	302,235	280,542	909,200	818,253

Operating expenses:
Fuel and purchase power	23,493	24,436	91,027	87,098
Nonelectric cost of goods sold (excludes depreciation; included below)	179,868	161,148	521,500	449,905
Electric operating and maintenance expense	29,750	28,693	88,329	85,318
Nonelectric operating and maintenance expense	30,211	29,543	92,346	85,097
Depreciation and amortization	13,366	12,552	39,406	37,155

Total operating expenses	276,688	256,372	832,608	744,573

Operating income (loss) by segment:
Electric	12,286	11,647	33,805	35,658
Plastics	2,515	7,792	13,383	24,046
Manufacturing	7,953	5,944	25,098	19,793
Health services	348	749	3,631	2,693
Food ingredient processing	1,979	(1,602)	5,064	(4,792)
Other business operations	466	(360)	(4,389)	(3,718)

Total operating income — continuing operations	25,547	24,170	76,592	73,680

Interest charges	4,927	5,078	14,821	14,622
Other income	619	1,060	1,232	2,147
Income taxes — continuing operations	7,907	6,676	23,160	21,737

Net income (loss) by segment — continuing operations:
Electric	6,493	6,494	17,491	19,485
Plastics	1,384	4,578	7,610	14,177
Manufacturing	3,477	2,456	11,351	8,861
Health services	53	300	1,709	1,141
Food ingredient processing	993	(1,078)	2,985	(3,504)
Other business operations	932	726	(1,303)	(692)

Total net income — continuing operations	13,332	13,476	39,843	39,468
Discontinued operations
Income from discontinued operations net of taxes of $0; $0; $0 and $28 for the respective periods	—	—	—	26
Net gain on disposition of discontinued operations — net of taxes of $0; $0; $0 and $224 for the respective periods	—	—	—	336

Net income from discontinued operations	—	—	—	362

Total net income	13,332	13,476	39,843	39,830
Preferred stock dividend	184	183	552	551

Balance for common:	$13,148	$13,293	$39,291	$39,279

Average number of common shares outstanding—basic	29,745,600	29,412,526	29,644,866	29,377,158
Average number of common shares outstanding—diluted	29,995,660	29,805,897	29,887,510	29,764,752

Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.44	$0.45	$1.33	$1.33
Discontinued operations	$—	$—	$—	$0.01

	$0.44	$0.45	$1.33	$1.34

Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.44	$0.45	$1.31	$1.31
Discontinued operations	$—	$—	$—	$0.01

	$0.44	$0.45	$1.31	$1.32

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	September 30,	December 31,
	2007	2006
Current assets
Cash and cash equivalents	$704	$6,791
Accounts receivable:
Trade—net	161,684	135,011
Other	12,713	10,265
Inventories	97,757	103,002
Deferred income taxes	8,221	8,069
Accrued utility revenues	12,693	23,931
Costs and estimated earnings in excess of billings	44,055	38,384
Other	13,637	9,611
Assets of discontinued operations	—	289

Total current assets	351,464	335,353

Investments and other assets	32,959	29,946
Goodwill—net	99,242	98,110
Other intangibles—net	20,698	20,080

Deferred debits:
Unamortized debt expense and reacquisition premiums	5,813	6,133
Regulatory assets and other deferred debits	46,882	50,419

Total deferred debits	52,695	56,552

Plant
Electric plant in service	946,727	930,689
Nonelectric operations	255,913	239,269

Total	1,202,640	1,169,958
Less accumulated depreciation and amortization	503,295	479,557

Plant—net of accumulated depreciation and amortization	699,345	690,401
Construction work in progress	86,621	28,208

Net plant	785,966	718,609

Total	$1,343,024	$1,258,650

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	September 30,	December 31,
	2007	2006
Current liabilities
Short-term debt	$78,781	$38,900
Current maturities of long-term debt	3,019	3,125
Accounts payable	111,550	120,195
Accrued salaries and wages	26,660	28,653
Accrued federal and state income taxes	4,308	2,383
Other accrued taxes	10,075	11,509
Other accrued liabilities	13,843	10,495
Liabilities of discontinued operations	—	197

Total current liabilities	248,236	215,457

Pensions benefit liability	42,260	44,035
Other postretirement benefits liability	33,335	32,254
Other noncurrent liabilities	21,581	18,866

Deferred credits
Deferred income taxes	114,843	112,740
Deferred investment tax credit	7,328	8,181
Regulatory liabilities	64,614	63,875
Other	255	281

Total deferred credits	187,040	185,077

Capitalization
Long-term debt, net of current maturities	278,378	255,436
Class B stock options of subsidiary	1,255	1,255

Cumulative preferred shares	15,500	15,500

Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—

Common shares, par value $5 per share	149,139	147,609
Premium on common shares	107,502	99,223
Retained earnings	258,129	245,005
Accumulated other comprehensive income (loss)	669	(1,067)

Total common equity	515,439	490,770

Total capitalization	810,572	762,961

Total	$1,343,024	$1,258,650